Exhibit 99.1
The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 24, 2009	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS QUARTERLY DIVIDEND AND
ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

KEARNEY, NE — The Buckle, Inc. (NYSE: BKE) announced that at its quarterly Board of Directors meeting, held on March 23, 2009, the Board authorized a $0.20 per share quarterly dividend to be paid to shareholders of record at the close of business on April 15, 2009, with a payment date of April 27, 2009.

The Company also announced the retirement of Ralph M. (Butch) Tysdal from its Board of Directors effective with the Company’s annual meeting to be held on May 29, 2009.  Additionally, David A. Roehr has notified the Company that he does not intend to stand for re-election at the Company’s annual meeting.  Mr. Tysdal has served as a Director for the Company since July 1, 1991 and Mr. Roehr has served as a Director since September 18, 2000.  The Buckle, Inc.’s President and Chief Executive Officer, Dennis Nelson, said, “We would like to thank both Butch and Dave for their years of service and for the many contributions they made during their tenures on our Board.”

The Board of Directors’ nominees for service on the Company’s Board of Directors will be listed in the proxy for the annual meeting to be held on May 29, 2009.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 391 retail stores in 40 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc. can be found on the Internet at www.buckle.com.
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